EXHIBIT 5.2

May 9, 2013

Dear Sirs:

Cenovus Energy Inc.

Reference is made to the short form base shelf prospectus (the Prospectus) forming part of the Registration Statement on Form F-10 filed by Cenovus Energy Inc. with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name in the Prospectus under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and to the reference to our advice under the heading "Enforceability of Civil Liabilities." In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,
/s/ Norton Rose Canada LLP

Norton Rose Canada LLP is a limited liability partnership established in Canada. Norton Rose Canada LLP together with Norton Rose LLP, Norton Rose Australia, Norton Rose South Africa (incorporated as Deneys Reitz Inc) and their respective affiliates constitute Norton Rose Group, an international legal practice with offices worldwide, details of which, with certain regulatory information, are at nortonrose.com.